KfW – A two minute guide
Filed pursuant to Rule 433
Registration No. 333-181385
The following information is dated April 30, 2013 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.
KfW at a glance
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The promotional bank of the Federal Republic of Germany, established in 1948 as a public law institution
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Exempt from corporate taxes and from the requirements of the German Banking
Act
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Regulated by the “Law Concerning KfW”
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Supervised by the German Federal Ministry of Finance in consultation with the
Federal Ministry of Economics and Technology
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Benefits from explicit and direct statutory guarantee and institutional liability of the Federal Republic of Germany
Ownership structure
Our credit quality*
The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by
KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law Concerning KfW, §
1a).
* A rating is not a recommendation to buy, hold or sell the securities.  Ratings are subject to revision or withdrawal at any time by the assigning rating organization.   Each rating
should be evaluated independently of any other rating.
** Outlook changed to “negative” on July 25, 2012.
Rating agency Short-term rating Long-term rating Outlook
Fitch Ratings F1+ AAA Stable
Moody’s P-1 Aaa Negative**
Standard & Poor’s A-1+ AAA Stable
Our financial performance
(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated on the basis of the German Banking Act)
EUR in mn 2012 2011 2010
Total promotional business volume 73,420 70,390 81,351
Operating result before valuation 2,246 1,869 2,302
Consolidated profit 2,384 2,068 2,631
Total assets* 511,622 493,337 440,280
Equity* 20,692 17,847 15,784
Tier 1 ratio* 18.2% 15.4% 12.4%
Total capital ratio* 20.6% 17.8% 14.7%
Our responsibility
We take particular responsibility for promoting the protection of the environment and the climate
Share of total promotional business volume in 2012: 40%
Our main activities comprise:
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Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
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Provision of housing-related loans and grants as well as financing for education to private individuals
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Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
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Export and project finance
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Promotion of developing and transition countries
20%
80%
Federal Republic of Germany
German federal states
* As of December 31.

KfW – A two minute guide
Our funding strategy and instruments
Benchmark Programs (EUR & USD)
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Global format - SEC registered
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Target size: 3 - 5 billion
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Benchmark maturities:
e.g., 3y, 5y, 10y
Other Public Bonds
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Strategic non-core markets:
AUD, CAD, GBP, NOK, NZD, SEK
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Niche markets: e.g., BRL, TRY, ZAR
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Complementary issues in EUR & USD
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Fixed or floating rate, callables
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EMTN or global format
Private Placements *
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Tailor-made structured notes
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Flexible in currency, structure, and maturity
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EMTN or US-MTN format
*
Term used here in the commercial sense to refer to
sales to a specific investor or a limited number of
investors.
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Benchmark Other Public Private
2010 2011 2012
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Fact Sheet
Program volume USD 10 billion
Targeted investors US-domiciled investors
Currencies USD and other major currencies
Governing law, forum German law, Frankfurt am Main
Listing None
Registered with the SEC
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About KfW Bankengruppe: www.kfw.de
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About KfW’s SEC-registered securities and company information: www.sec.gov/edgar.shtml
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Subscription to KfW’s e-mail US-newsletter under: www.kfw.de/us-investors
Where to find out more
Dr. Frank Czichowski Treasurer + 49 69 7431-2165 frank.czichowski@kfw.de
Horst Seissinger Head of Capital Markets + 49 69 7431-2048 horst.seissinger@kfw.de
Petra Wehlert Head of New Issues + 49 69 7431-4650 petra.wehlert@kfw.de
Alexander Liebethal Head of New Issues + 49 69 7431-4656 alexander.liebethal@kfw.de
Jürgen Köstner Head of Investor Relations + 49 69 7431-3536 juergen.koestner@kfw.de
How to contact us
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar.shtml. KfW’s prospectus supplement relating to the US MTN Program is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008092/a2209650z424b3.htm , KfW’s base prospectus relating to SEC-registered notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746912008091/a2209648z424b3.htm
Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1 800 292 0049 (for the operator) and then 069 7431 22 22
(for KfW's Investor Relations Team) or by emailing investor.relations@kfw.de.
(EUR in billion)
(in %)
(in
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Funding volume
Issuance by instruments
Issuance by currencies KfW’s US-MTN Program
KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.